Exhibit 14.1
AG MORTGAGE INVESTMENT TRUST, INC.
SECOND AMENDED AND RESTATED CODE OF BUSINESS CONDUCT AND ETHICS

    The following shall constitute the Code of Business Conduct and Ethics (the “Code”) of AG Mortgage Investment Trust, Inc. (the “Corporation”):

I.    INTRODUCTION

    The Board of Directors of the Corporation (the “Board of Directors”) has adopted this Code in order to: (a) promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest; (b) promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Corporation files with, or submits to, the Securities and Exchange Commission (the “SEC”), the New York Stock Exchange and other regulatory authorities and in other public communications made by the Corporation; (c) promote compliance with applicable governmental laws, rules and regulations; (d) promote the protection of Corporation assets, including corporate opportunities and confidential information; (e) promote fair dealing practices; (f) deter wrongdoing; and (g) ensure accountability for adherence to the Code.

The Code sets out basic principles to guide the day-to-day business activities of employees, officers and directors of the Corporation. The overall policy underlying this Code is that the Corporation expects that its employees, officers and directors, including any officers and employees of the Corporation’s subsidiaries and the officers and employees of the Corporation’s affiliates who provide services to us, will follow the highest standards of honest conduct and business ethics in all aspects of their activities on behalf of the Corporation. In addition, all of our employees, officers and directors are expected to comply with the spirit and letter of all applicable laws, regulations and Corporation policies, and be sensitive to, and act appropriately in, situations that may give rise to actual as well as apparent conflicts of interest and/or potential violations of the Code. For purposes of this Code, when we refer to our employees, we are referring to the employees of AG REIT Management, LLC (the “Manager”), Angelo, Gordon & Co., L.P. (“Angelo Gordon”) and the affiliates of the Manager or Angelo Gordon who, in each case, provide services to us.
This Code operates in conjunction with all other Corporation policies and procedures. In addition, you may also be subject to the policies and procedures of Angelo Gordon. To the extent this Code conflicts with another Corporation policy or procedure or with an Angelo Gordon policy or procedure, you shall comply with the more restrictive of the applicable provisions. This Code is not intended to cover every ethical issue that you may confront in connection with your professional association with the Corporation. You are expected to use sound judgment and act in accordance with the highest ethical standards when confronted with ethical issues that are not covered by this Code, other applicable Corporation policies and procedures or any law or regulation.

    All employees, officers and directors are required to be familiar with this Code. Those who violate the standards in this Code will be subject to disciplinary action, which may include, without limitation, termination of your employment. If you are in a situation that you believe may violate or lead to a violation of this Code, please follow the guidelines described below in Section XV (Reporting Any Illegal or Unethical Behavior).

II.    COMPLIANCE WITH LAWS, RULES AND REGULATIONS

    Obeying the law, and applicable rules and regulations, both in letter and in spirit, is the foundation on which the Corporation’s ethical standards are built. All of our employees, officers and directors must respect and obey the laws of the municipalities, states and countries in which we operate. Although not all employees, officers and directors are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel. To the extent you are unsure about these laws, you should err on the side of caution and direct questions about compliance to your manager or the Corporation’s General Counsel.

III.     CONFLICTS OF INTEREST

    A “conflict of interest” exists when an individual’s private interest (or the interest of a member of his or her family) interferes, potentially interferes, or appears to interfere, with the interests of the Corporation as a whole. A conflict of interest exists even in situations where the individual does not act to affirmatively interfere with the interests of the Corporation as a whole. A conflict situation can arise when our employee, officer or director (or a member of his or her family) takes actions or has interests that may make it difficult to perform his or her services to the Corporation objectively and effectively. Conflicts of interest also may arise when our employee, officer or director (or a member of his or her family), receives improper personal benefits as a result of his or her position in the Corporation.

Loans to, or guarantees of obligations of, our employees, officers or directors or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances. Loans by the Corporation to, or guarantees by the Corporation of obligations of, any officer or director or their family members are expressly prohibited.

    It is almost always a conflict of interest for any employee to work simultaneously for a competitor, customer or supplier. Accordingly, you are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf.

    Conflicts of interest should be avoided when possible as a matter of Corporation policy, and when they do arise, are handled in accordance with the guidelines approved by the Board of Directors, such as the Corporation’s Related Person Transaction Policy. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management or the Corporation’s General Counsel. Any employee, officer or director who becomes aware of a conflict or a potential or apparent conflict should bring it to the attention of the Chair of the Corporation’s Audit Committee of the Board of Directors (the “Audit Committee”), and if appropriate, a supervisor, manager or other appropriate personnel within the Corporation, or consult the procedures described below in Section XV (Reporting Any Illegal or Unethical Behavior).

IV.    INSIDER TRADING

No director, officer or employee may purchase or sell any Corporation securities while in possession of material nonpublic information regarding the Corporation, nor may any director, officer or employee purchase or sell another company's securities while in possession of material nonpublic information regarding that company. It is against the Corporation’s policies and illegal for any director, officer or employee to use material nonpublic information regarding the Corporation or any other company to: (a) obtain profit for himself or herself; or (b) directly or indirectly “tip” others who might make an investment decision on the basis of that information. All non-public information about the Corporation should be considered confidential information. If you have any questions about this subject, please consult the Corporation’s General Counsel. You are reminded that the Corporation has a separate and distinct Insider Trading Policy, to which each of our employees, officers, and directors is subject. Please refer to that policy and ensure your complete understanding of and compliance with it.

V.    CORPORATE OPPORTUNITIES

    Employees, officers and directors are prohibited from taking or diverting for their own personal use or benefit any opportunity that is discovered through the use of Corporation assets, property, information or position without the consent of the Board of Directors. No employee, officer or director may use corporate property, information, or position for improper personal gain (including gain of friends or family members), and no employee may compete with the Corporation directly or indirectly. All employees, officers and directors owe a duty to the Corporation to advance its legitimate interests when the opportunity to do so arises.

VI.    COMPETITION AND FAIR DEALING
    We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee, officer and director should endeavor to respect the rights of and deal fairly with the Corporation’s customers, suppliers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job.

    No employee, officer or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

When you accept a gift (including business meals and entertainment) from anyone who has, or is seeking to have, a business relationship with the Corporation, it can create a situation in which your personal interests may conflict, or appear to conflict, with the interests of the Corporation. Because of this, you must use caution in accepting gifts from third parties, including brokers, dealers or other suppliers, that have, or are seeking to have, a business relationship with the Corporation. While accepting gifts from these parties is not prohibited, you may not accept gifts from brokers, dealers, suppliers or other entities that have, or are seeking to have, a business relationship with the Corporation if the gifts exceed what is reasonable and customary under the circumstances of the business relationship. What is a “reasonable and customary” gift will vary under the circumstances presented, but you must use good judgment in evaluating whether a gift is “reasonable and customary” and, when in doubt, you should be conservative in exercising your judgment or consult with your supervisor or the Corporation’s General Counsel. In no case may you accept a gift if you feel that you are obligated to repay the donor with corporate business. In addition, you may not accept a gift if you believe that the donor feels he or she must provide the gift in order to obtain, or continue to receive, business from the Corporation. An employee may accept a gift (excluding reasonable and customary business meals and entertainment) that otherwise complies with the terms of this section only if (i) the employee accepts gifts on an infrequent basis or (ii) the employee has notified his or her supervisor or the Corporation’s General Counsel in advance of the nature of the gifts he or she has received and proposes to receive and the circumstances under which the gifts were given.

VII.    DISCRIMINATION AND HARASSMENT

Equal employment opportunity has been, and will continue to be, a fundamental principle at the Corporation, where employment is based upon personal capabilities and qualifications without discrimination. It is the policy of the Corporation to provide all employees, officers and directors with a work environment that respects the dignity and worth of each individual and is free from all forms of discrimination, harassment, intimidation, hostility, retaliation or other offenses that might interfere with the work environment. It is a violation of law, and expressly against Corporation policy, for any employee, officer or director other person over whom the Corporation has control, to engage in harassment in any form – verbal, physical, visual - because of an individual’s protected characteristics.

All employees, officers and directors must comply with this policy and take appropriate measures to ensure that such conduct does not occur and to ensure that in the event an incident occurs that may be considered in violation of this policy that the complaint procedure below is followed.

Harassment Defined

Corporation policy applies to harassment and/or discrimination directed at a person because of any characteristic protected by applicable law, including but not limited to his or her protected characteristics.

Harassment may take many forms. It includes, but is not limited to, the display or circulation of pictures or written materials degrading to one’s gender, mental or physical disability, race, ethnicity, religion, age, sexual orientation or other characteristic protected by applicable law. Impermissible harassment may also consist of verbal abuse, insults, comments, gestures, jokes, or inappropriate physical touching directed at or about members of a racial, ethnic or other minority group. Simply put, the Corporation does not tolerate any conduct that denigrates or shows hostility or aversion toward an individual because of a characteristic protected by law, is personally offensive, impairs morale or adversely impacts our work environment. It is a violation of the Corporation’s policy to discriminate in the provision of employment opportunities, benefits or privileges; to create discriminatory work conditions; or to use discriminatory evaluative standards in employment if the basis of that discriminatory treatment is, in whole or in part, based upon any characteristic protected by law.

Discriminatory or harassing conduct by or against employees, officers, directors, or non-employees (e.g., contractors, vendors, visitors, etc.) is strictly prohibited. This policy applies to conduct within the office and conduct during work-related and work-sponsored events outside the office.

Sexual Harassment Specifically

The Corporation prohibits all forms of sexual harassment, including, but not limited to, unwelcome sexual advances, requests for sexual favors or other verbal or physical conduct of a sexual nature when it may reasonably be perceived that:

•submission to such conduct either is explicitly or implicitly a term or condition of employment;
•submission to or rejection of such conduct is used as a basis for employment decisions including, but not limited to, discharge or performance evaluation; or
•such conduct has the purpose or effect of materially and adversely interfering with an individual’s ability to perform a job by creating an intimidating, hostile, humiliating or sexually offensive working environment.

Examples of improper conduct may include, but are not limited to, the following: unwelcome sexual advances, sexual remarks or jokes, inappropriate touching, gesturing or physical interference which impedes or blocks another’s movement, or demeaning posters, cartoons, photographs, graffiti or drawings. In general, conduct of a sexual nature that materially and adversely interferes with an individual’s work performance constitutes sexual harassment. Sexual harassment undermines the employment relationship by creating an intimidating, hostile or offensive work environment and, like all other forms of harassment, will not be tolerated.

Sexual harassment may take different forms. One specific form is the demand for sexual favors as a condition of one’s employment or career development. Other forms of impermissible harassment include, but are not limited to:

•Verbal: sexual innuendoes, suggestive comments, jokes of a sexual nature, sexual propositions, lewd remarks and threats; requests for any type of sexual favor (this includes repeated, unwelcome requests for dates); and verbal abuse that is oriented toward a prohibitive form of harassment, including that which is sexual in nature and unwelcome.
•Non-verbal: the distribution or display of sexually suggestive objects or pictures, inappropriate electronic communications (such as e-mails, texts or social media activity), graphic commentaries, suggestive or insulting sounds, leering, whistling, and/or obscene gestures.
•Physical: unwanted physical contact, including but not limited to touching, pinching, brushing the body, and/or pushing.

Sexual harassment can violate federal law, state law, and applicable local laws. Employees, officers and directors who believe that they have been subjected to sexual harassment may report sexual harassment to the Corporation; may file a formal complaint with the U.S. Equal Employment Opportunity Commission, or an applicable state or local agency; and in some instances may elect court action. Remedies for victims of sexual harassment under federal, state, and local law may include a requirement that your employer take action to stop the harassment, or redress the damage caused, including paying monetary damages, attorney’s fees and civil fines.

Consensual Relationships

Sexual, dating, or romantic relationships between a manager or other supervisory employee and his or her subordinate staff (an employee who reports directly or indirectly to that person), or involving employees in certain control functions, may create compromising conflicts of interest or the appearance of such conflicts. In addition, such a relationship may give rise to the perception by others that there is favoritism or bias in employment and business decisions. Moreover, given the uneven balance of power within such relationships, consent by the employee may be viewed by others or, at a later date, by the employee as having been given as the result of coercion or intimidation. The atmosphere created by such appearances of bias, favoritism, intimidation, coercion or exploitation undermines the spirit of trust and mutual respect that is essential to a healthy work environment. Consequently, if such relationships arise, they will be considered carefully by the Corporation, and appropriate action will be taken if deemed necessary. Such action may include a change in the responsibilities of the individuals involved in such relationships, the transfer of location within the office to diminish or eliminate the supervisory relationship and workplace contact that may exist, or termination of one of the employees involved in the relationship if other alternatives are not feasible or the circumstances warrant.

If any employee of the Corporation enters into a consensual relationship with another employee, officer or director, the parties must notify their respective manager or the General Counsel.

Complaint Procedure and Retaliation

The Corporation strongly encourages the prompt reporting of all incidents of harassment. It is important that employees, officers and directors who feel that they have been subject to harassment (sexually or otherwise) or discrimination, or believe they have witnessed discriminatory or harassing conduct, report such incidents to management. Supervisory and managerial employees are required to report all instances of harassment of which they become aware. Any employee, officer or director who believes that he or she has been subjected to harassment or discrimination by a co-worker, a manager or a non-employee, or believes they have witnessed such conduct are encouraged to immediately bring the matter to the attention of his or her manager or the General Counsel.

All allegations of harassment or discrimination will be investigated by the Corporation as promptly and confidentially as possible and appropriate corrective action will be taken as deemed by the Corporation as warranted by the situation. An appropriate person will be designated to conduct a prompt investigation of the allegations. The steps to be taken during the investigation cannot be fixed in advance, but will vary depending upon the nature of the allegations. While the confidentiality of the information received and the privacy of the individuals involved will be protected to as great a degree as is possible, please be aware that investigation of complaints may require disclosure to the accused party and other witnesses in order to gather pertinent facts. All employees, officers and directors are required to cooperate fully in any investigation by the Corporation.

The Corporation will not allow retaliation or adverse action against any employee, officer or director making a report of alleged harassment, discrimination, or other improper workplace conduct in good faith, or who cooperates in the investigation of such reports. Moreover, it is against Corporation policy to discourage anyone from making a report or to discourage witnesses from participating in any internal investigation. Accordingly, individuals who report incidents of discrimination, harassment and/or sexual harassment in good faith, or who cooperate in an investigation regarding any such allegations, will not be subject to any form of retaliation.

If, as a result of the investigation, it is determined that unlawful discrimination, harassment and/or sexual harassment has occurred, the Corporation will take such prompt remedial action as it deems reasonably necessary under the circumstances to both stop the inappropriate conduct and prevent it from recurring in the future. Depending on the circumstances, appropriate remedial action may take the form of disciplinary action, including termination of employment. Action may also be taken against supervisors or managers who knowingly allow harassment to continue.

The Corporation strongly encourages any employee who believes that he or she has been retaliated against, or who believes that he or she has witnessed any form of unlawful retaliation, to report it immediately to his or her manager or the General Counsel. The reporting and investigation of allegations of retaliation will follow the procedures set forth above for the reporting and investigation of discrimination, harassment and/or sexual harassment. Any person found to have retaliated against an individual for reporting discrimination, harassment and/or sexual harassment, or for participating in an investigation of allegations of any such conduct, may be subject to disciplinary action, including termination of employment.

If an investigation results in a finding that an employee, officer, or director knowingly made a false complaint, or a witness knowingly made a false statement, disciplinary action may be taken, up to and including termination of employment.

This policy can be modified unilaterally by the Corporation at any time without notice as modification may be necessary to maintain compliance with local, state, and federal laws and/or accommodate organizational changes within the Corporation.

VIII.    HEALTH AND SAFETY

    The Corporation strives to provide each employee with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

    Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol.

IX.    ACCURACY OF BOOKS AND RECORDS
The Corporation’s securities are publicly traded on the New York Stock Exchange and the Corporation engages in various business activities that are subject to regulatory and other requirements. As such, the Corporation is subject to numerous regulations regarding its books and business records. The regulations require that the Corporation maintain accurate and complete business records, books and data in a timely manner. You are responsible to ensure the accuracy and completeness of any and all business information, reports and records under your control. You may not intentionally make false, incomplete or misleading entries in any of the Corporation’s books and records. In providing information to be included in the Corporation’s books and records, you must be diligent, candid and accurate. Maintaining accurate books and records is the first step in ensuring that the Corporation’s financial statements are prepared in accordance with generally accepted accounting principles and fairly present, in all material respects, the Corporation’s financial condition and results of operations.

X.    CONFIDENTIALITY

    Employees, officers and directors must maintain the confidentiality of confidential information entrusted to them by the Corporation or by its customers, suppliers or partners, except when disclosure is authorized by the Corporation’s legal counsel or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors or harmful to the Corporation or its customers, suppliers or partners if disclosed. It also includes information that customers have entrusted to us. The obligation to preserve confidential information continues even after employment ends.

XI.    PROTECTION AND PROPER USE OF CORPORATION ASSETS

    All employees, officers and directors should endeavor to protect the Corporation’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Corporation’s profitability and are prohibited. Any suspected incident of fraud or theft should be immediately reported for investigation. All Corporation assets should be used for legitimate business purposes. Corporation equipment should not be used for non-Corporation business, though incidental personal use may be permitted at the discretion of your manager.

    Employees, officers and directors have an obligation to protect the Corporation’s assets including its proprietary information. Proprietary information includes intellectual property, such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and all nonpublic financial data and reports. Unauthorized use or distribution of this information is prohibited and could also be illegal and result in prosecution and imposition of civil or criminal penalties.

XII.    PAYMENTS TO GOVERNMENT PERSONNEL
    The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country. In addition, the U.S. government has a number of laws and regulations regarding business gratuities that may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Corporation policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. The Corporation’s General Counsel, together with outside legal counsel, can provide guidance to you in this area.

XIII.    DISCLOSURE POLICY

It is the Corporation’s policy to provide full, fair, accurate, timely and understandable disclosure in all documents required to be filed with or furnished or submitted to the SEC and in all other public communications. The Corporation expects all employees, officers and directors to act in a manner that supports this policy. You are reminded that the Corporation has separate disclosure policies for compliance with Regulation FD and other disclosure controls and procedures, and you are asked to please refer to the policies set forth therein. In addition, employees, officers and directors are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead the Corporation’s independent auditors for the purpose of rendering the financial statements of the Corporation misleading.
The Corporation’s periodic reports and other documents filed with the SEC, including all financial statements and other financial information, must comply with applicable federal securities laws and SEC rules. Each employee, officer and director who contributes in any way to the preparation or verification of the Corporation’s financial statements and other financial information must ensure that the Corporation’s books, records and accounts are accurately maintained. Each employee, officer and director must cooperate fully with the Corporation’s accounting and internal audit departments, as well as the Corporation’s independent public accountants and counsel. Each employee, officer and director who is involved in the Corporation’s disclosure process must: (a) be familiar with and comply with the Corporation’s disclosure controls and procedures and its internal control over financial reporting; and (b) take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Corporation provide full, fair, accurate, timely and understandable disclosure.
XIV.    WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS
    Any waiver of this Code for executive officers or directors may be made only by the Board of Directors or a committee of the Board of Directors and will be documented in writing by the Board of Directors and will be promptly disclosed to shareholders as required by law or stock exchange regulation. No waiver of this Code shall be permitted except in accordance with this Section XIV.
XV.    REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

    Any observed violation of this policy or illegal or unethical behavior should be reported without delay to the Chair of the Audit Committee, any other non-management member of the Board of Directors, the General Counsel, supervisors, managers, other appropriate personnel or the fraud hotline described in Section XVI of this Code. It is the policy of the Corporation not to allow retaliation for reports of misconduct made in good faith by employees. Employees, officers and directors are expected to cooperate in internal investigations of misconduct.

XVI.    COMPLIANCE PROCEDURES
    We must all work to ensure prompt and consistent action against violations of this Code. You are expected to use good judgment in recognizing situations where a violation of this Code may occur and ensuring that no violation occurs. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. If you believe you have been asked to undertake any activity that is potentially unethical or improper, trust your instincts, judgment and common sense and discuss with your supervisor. These are other steps to keep in mind:

•Seek help from Corporation resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, you should feel free to discuss an issue with the Chair of the Audit Committee, or any other non-management member of the Board of Directors. In addition, the Corporation has established a fraud hotline for the anonymous reporting of any alleged violations regarding accounting, internal accounting controls, or auditing matters which pertain to the Corporation. To reach the fraud hotline, call (855) 387-6936, which will put you in direct contact with the appropriate people. If you prefer to write and address your concerns internally, please do so to: General Counsel, AG Mortgage Investment Trust, Inc., 245 Park Avenue, 26th Floor, New York, NY 10167. If you prefer to write and address your concerns to an individual who is not an officer of the Corporation, please do so to: AG Mortgage Investment Trust, Inc., Audit Committee of the Board of Directors, Attention: Chair, 45 Park Avenue, 26th Floor, New York, NY 10167.
•Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.

XVII.     ACCOUNTABILITY

    You will be accountable for adherence to this Code. Violations of this Code may result in a variety of disciplinary actions, including termination of employment and civil or criminal penalties.

XVIII. GENERAL

The Code does not constitute a contract between the Corporation and any person or entity and does not, and shall not be interpreted to, create any rights for any person or entity other than the Corporation. Nothing in this Code shall be construed as altering the employment relationship between the Corporation or any employee or as granting any employee employment for any set period of time.
XVIII.    CERTIFICATION

    This Second Amended and Restated Code of Business Conduct and Ethics was duly approved and adopted by the Board of the Corporation on the 17 day of February 2021.

                        APPROVED            Board of Directors
                                        February 17, 2021

AG MORTGAGE INVESTMENT TRUST, INC.
Code of Business Conduct and Ethics
Acknowledgement Form
To:    AG Mortgage Investment Trust, Inc. Legal and Compliance Department
Re:    Code of Business Conduct and Ethics
I, _______________________, acknowledge that I have received and read a copy of the AG Mortgage Investment Trust, Inc.’s Code of Business Conduct and Ethics (the “Code”). I understand the contents of the Code and I agree to comply with the policies and procedures set out in the Code. I understand that I should approach General Counsel if I have any questions about the Code generally or any questions about reporting a suspected conflict of interest or other violation of the Code.

Dated: By: Name: Title:
079612.0000002 EMF_US 83213960v5